Exhibit 10.4
Exhibits to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted exhibits to the U.S. Securities and Exchange Commission upon its request.

May 4, 2026
Mr. Travis Dalton Claritev Corporation

Re: Agreement regarding Employment Agreement Amendment and 2026 Annual Grant Dear Travis:
This letter sets forth our agreement with respect to an amendment (the “Amendment”), in the form attached hereto as Exhibit A, that we have agreed will be made to the Employment Agreement, effective as of December 28, 2023, between Claritev Corporation (formerly known as MultiPlan Corporation), a Delaware corporation (the “Company”), and you, as amended (the “Employment Agreement”), and the Annual Grant you are entitled to receive from the Company for the 2026 annual grant cycle and your target Annual Bonus for 2026. Terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.
You and the Company have agreed that you and the Company will execute the Amendment simultaneously with this letter and that:
(i)notwithstanding Section 2(c)(iii) of the Employment Agreement, your Annual Grant for the 2026 annual grant cycle will be granted in the form of Restricted Stock Units having a grant date value of $6.75 million (the “2026 RSUs”), to be granted pursuant to the form of Restricted Stock Unit Grant Notice and Award Agreement attached hereto as Exhibit B, and Performance-Based Restricted Stock Units (together with the 2026 RSUs, the “2026 Awards”) having a grant date value of $2.25 million, to be granted pursuant to the form of Performance-Based Restricted Stock Unit Grant Notice/Award Agreement attached hereto as Exhibit C. The 2026 Awards will be granted in connection with the Company’s 2026 annual grant cycle in full satisfaction of your right to receive an Annual Grant for 2026. For the avoidance of doubt, the 2026 RSUs will be considered an “Annual Grant” for all purposes under the Employment Agreement; and
(ii)notwithstanding Section 2(b) of the Employment Agreement, your Annual Bonus compensation for 2026 shall be targeted at 150% of your 2026 Earned Base Salary, where 2026 Earned Base Salary is your Annual Base Salary actually paid to you during 2026.
This letter will be governed by, and will be construed and enforced in accordance with, the laws of the state of Maryland without regard to the conflicts of laws and principles of that jurisdiction.
Subject to Section 14 of the Employment Agreement, this letter and the Employment Agreement, together with the 2026 Awards, contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. Except as specifically set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect. This letter may not be altered or amended except by an agreement in writing signed by all parties. This letter may be signed in counterparts.
If the foregoing accurately reflects our agreement, please execute the enclosed copy of this letter.
[Signature Page Follows]

Very truly yours,

CLARITEV CORPORATION

By: /s/ Carol Nutter
Name: Carol Nutter
Title: Chief People Officer

AGREED TO BY EXECUTIVE:
By: /s/ Travis Dalton
Name: Travis Dalton

[Signature Page to Letter Agreement]